Management and Operating Agreement

This Management and Operating Agreement (“Agreement”) is made on the 1st day of April, 2012, by and between Park City Group, Inc. (“Manager”) and F&D Partners, Inc., a Utah corporation (“Company”).

Whereas Manager is a manager of businesses and Company wishes to retain the management services of Manager in connection with the carrying on of Company’s business of a software service provider (the “Business”), as more particularly described in Exhibit 1.

Therefore in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is acknowledged by each party, the parties agree with each other as follows:

1)

Management Services. Manager shall provide to Company as required by Company the following management services (“Management Services”), including but not limited to: sales support and activities, accounting processes, software maintenance and development, customer implementations, customer support, and other administrative services, together with:

a)

All equipment (the “Equipment”) required by Company in connection with the Business including but not limited to: computers, facsimile machines, copiers, transcription and reproduction equipment and other office equipment and furniture;

b)

filing and general clerical services;

c)

maintain appropriate levels of business insurance;

d)

systems administration;

e)

general accounting and reporting functions including accounts receivable, accounts accounts payable, GAAP accounting, annual and other regulatory filings, and such other assets and services as may be required from time to time;

f)

governance functions, including the issuance of a complete set of internal controls complying with SOX404 and testing and maintaining the set of internal controls;

g)

establishment and maintenance of SAS70 or SOC2 certification; and

h)

utilization of various internal and external accounting and tax resources to maximize Company’s ongoing enterprise value.  Completion and filing of all applicable income, sales and employment tax returns, completion and filing of all relevant regulatory documents and preparation of regular financial statements for Company’s Board of Directors and management, among other activities.

2)

Business Expenditures. Manager will pay all expenditures necessary to maintain the Business including, without limiting the generality of the foregoing or the provisions of paragraph 1,

rental payments, and the cost of all supplies required by Company in carrying on the Business and all phone and utility bills.

3)

Management Fee. Company agrees to pay to Manager a monthly fee consisting of the actual expenses, including a pro-rata portion of payroll expenses of Manager plus a 5% markup to provide the Management Services.  Payment shall be made upon Manager submitting its monthly invoice for payment to Company which will be paid in cash within thirty (30) days.

4)

No Warranties. Manager makes no representation or warranty whatsoever with respect to the suitability or durability of any Equipment for the purposes or uses of Company or any other representation or warranty concerning any Equipment, express or implied.

5)

Location and use of Equipment. The Equipment shall be located and used only on Manager’s premises and shall not be removed without prior written consent of Manager. The Equipment shall be maintained and operated by competent employees only. Manager shall pay all expenses of purchasing, operating and maintaining the Equipment and shall insure the Equipment against normal perils, with loss payable to Manager.

6)

Ownership of Equipment. The Equipment shall at all times be and remain the exclusive property of Manager, and Company shall have no right of property except the right to use the Equipment on the terms and conditions in this Agreement.  Nothing in Sections 5 or 6 shall impair Company’s ownership of all Company information and data that may be stored on any equipment.

7)

Events of Default. The following shall each constitute an “event of default”:

a)

failure of Company to pay any amount owing under this Agreement;

b)

a party’s breach of any covenant or condition contained in this Agreement;

c)

any assignment for the benefit of creditors made by a party;

d)

admission by either party in writing of its inability to pay its debts generally as they become due;

e)

appointment of a receiver, trustee, or similar official for a party or for any of its property;

8)

Termination. Manager shall work on a work for hire basis, and shall be subject to termination with thirty (30) days written notice, with or without cause.

9)

Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or a recognized overnight delivery service such as FedEx.

If to Company: F&D Partners, Inc., _________________________________________.

If to Manager: Park City Group, Inc., 3160 Pinebrook Rd., Park City, Utah 84098.

10)

No Waiver. The waiver or failure of either party to exercise in any respect any right provided in this Agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

11)

Entirety of Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

12)

Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Utah and any dispute under this Agreement must be brought in this venue and no other.

In Witness whereof, the parties have executed this Agreement as of the date first written above.

Park City Group, Inc.	F&D Partners, Inc.
By: /s/ David Colbert________________	By: /s/ Rich McKeown__________________
McIts: Chief Financial Officer___________	Its: Incorporator_______________________
Date: /s/ May 18. 2012______________	Date: May 18, 2012____________________

Exhibit 1: Description of the Business and Software Solution to be managed.

The business to manage is a Software-as-a-Service business that addresses food and drug safety throughout the respective supply chains.  The following items further describe the business and software solution:

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Software industry business that includes, but not limited to, development, professional services, customer service, accounting, legal, marketing and sales support functions.

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Utilizes universal translation technology;

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A data base that contains all of the “One Forward – One Back” information in a single location;

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Enables end-to-end forward or backward chaining;

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Generating alerts about missing information and safety related issues;

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Stores documents related to transactional information;

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Stores static compliance and regulatory documents;

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Acts as a universal translator and “store & forward” database:

The technology extracts data from existing electronic documents (EDI to Excel);

The solution is compatible with all other food safety initiatives, i.e. GS1, produce tracking initiative, etc.

Can be the single source for tracking and tracing and industry compliance and regulatory documents.

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